Exhibit 99.1

Foresight Energy LP Reports Third Quarter 2019 Results

Third Quarter 2019 Highlights:

•	Coal sales of $181.5 million on sales volumes of 4.7 million tons
•	Adjusted EBITDA of $46.9 million
•	Nearly 5.0 million tons produced with a cost per ton in the low $20s
•	Net loss of $34.1 million, or ($0.23) per common unit and subordinated unit

ST.  LOUIS, Missouri — (BUSINESS WIRE) — November 12, 2019 — Foresight Energy LP (“Foresight” or the “Partnership”) (OTCQX: FELPU) today reported financial and operating results for the third quarter ended September 30, 2019.  Foresight generated third quarter coal sales revenues of $181.5 million on sales volumes of 4.7 million tons, resulting in a net loss of $34.1 million, and Adjusted EBITDA of $46.9 million. Our mines safely and efficiently produced nearly 5.0 million tons during the quarter.

During the quarter, the Partnership commenced discussions with its creditor constituencies to explore potential restructuring alternatives.  Refer to our recent Current Reports on Form 8-K for further discussions of our restructuring efforts and related matters.

On November 12, 2019, we reached a resolution with our insurers regarding the remaining recoveries under our policies related to the Hillsboro Combustion Event. In consideration for the resolution of all claims, we expect to receive a final payment of $25.4 million. The final payment is expected to be recognized in the consolidated statement of operations in the fourth quarter of 2019 and is in addition to the $91.0 million of recoveries received in previous years related to the Partnership’s mitigation costs, losses on machinery and equipment, and business interruption costs arising from the Hillsboro Combustion Event

“The impact of depressed demand and pricing in both domestic and international markets has impacted us significantly in recent months,” remarked Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer. “As a result, we are revising our financial and operating guidance for 2019, and we are actively exploring potential restructuring alternatives that would provide for an improved cash flow profile necessary to manage the current headwinds being encountered.”

Third Quarter Consolidated Financial Results

Coal sales totaled $181.5 million for the third quarter 2019 compared to nearly $292.0 million for the third quarter 2018, representing a decrease of $110.5 million, or 37.9%.  The decrease in coal sales revenue from the prior year period was due to lower coal sales volumes combined with lower coal sales realization per ton sold.  Coal sales volumes for the three months ended September 30, 2019 were lower as compared to the prior year period due primarily to lower sales volumes placed into the export market.  Declining API2 pricing on export volumes resulted in lower overall coal sales realizations.

Cost of coal produced was $93.7 million for the third quarter 2019 compared to $133.7 million for the third quarter 2018.  The decrease in cost of coal produced from the prior year period was due to an overall decrease in produced tons sold and a decrease in the cash cost per ton sold.  The decrease in cash cost per ton sold was primarily due to efforts to further contain mine supplies expenses owing to the current financial condition of the Partnership.

Transportation costs decreased approximately $27.1 million from the third quarter 2018 to the third quarter 2019 because of a decrease in produced tons sold and a larger percentage of our sales going to the export market during the prior year period, which have higher associated transportation and transloading costs.

The decrease in selling, general and administrative expense during the third quarter 2019 was primarily due to decreased sales and marketing expenses resulting from lower export sales volumes and legal expenses incurred in the prior year period associated with the Hillsboro and Macoupin litigation matters settled in October of 2018.

Interest expense during the third quarter 2019 was comparable to the three months ended September 30, 2018 primarily as a result of lower overall outstanding principal balances on our Term Loan due 2022 and longwall financing arrangements, offset by additional outstanding borrowings on our revolving credit facility.

Debt restructuring costs of $1.2 million consist of legal and financial advisor fees related to our efforts to restructure our business for the long term.

Adjusted EBITDA was $46.9 million for the third quarter 2019 compared to $57.6 million for the third quarter 2018. The decrease in Adjusted EBITDA was due to overall decreased sales volumes and lower coal sales realization per ton in the current year period.

During the third quarter 2019, Foresight generated $22.4 million in cash flows from operations and ended the quarter with over $42 million in cash on hand. Capital expenditures for the third quarter 2019 totaled $18.8 million compared to $18.6 million for the third quarter 2018.  Cash provided from financing activities in the third quarter 2019 was $34.9 million, consisting of additional borrowings on our revolving credit facility offset by $6.2 million in payments related to the final installment on our longwall financing arrangement and regularly scheduled payments on our finance lease obligations.

Guidance for 2019

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is updating the following guidance for the remainder of 2019:

Sales Volumes – Based on current committed position and expectations for the remainder of 2019, Foresight is projecting sales volumes to be between 19.5 and 20.5 million tons, with approximately 6.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $190 to $210 million, which includes $25.4 million of insurance recoveries expected to be recognized and received in the fourth quarter 2019.

Capital Expenditures – Total 2019 capital expenditures are estimated to be between $83 and $90 million.

Cautionary Statement Regarding Forward-Looking Statements

This press release, and certain oral statements made by our representatives from time to time, may contain “forward-looking” statements within the meaning of the federal securities laws.  The words “propose,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “outlook,” “estimate,” “potential,” “continues,” “may,” “will,” “seek,” “approximately,” “predict,” “anticipate,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Forward-looking statements also include statements about our liquidity, our capital structure and expected results of operations.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that the future developments affecting us will be those that we anticipate.

We continue to experience substantial financial, business, operational and reputational risks that threaten our ability to continue as a going concern and could materially affect our present expectations and projections. For additional information regarding known material factors that could cause our actual results to differ from those contained in or implied by forward-looking statements, please see the section entitled “Risk Factors” in the Partnership’s: (i) Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 27, 2019 and (ii) subsequently filed Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, contract amortization and write-off, a change in the fair value of the warrant liability and material nonrecurring or other items, which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period. Adjusted EBITDA also includes any insurance recoveries received, regardless of whether they relate to the recovery of mitigation costs, the receipt of business interruption proceeds, or the recovery of losses on machinery and equipment.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2019. A reconciliation of estimated 2019 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not practical to assess due to unknown variables and uncertainty related to future results. In recent years, the Partnership has recognized significant asset impairment charges, transition and reorganization costs, losses on early extinguishment of debt, and debt restructuring costs.  While these items affect U.S. GAAP net income (loss), they are generally excluded from Adjusted EBITDA. Therefore, these items do not materially impact the Partnership’s ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Additionally, Foresight has resumed continuous miner production at its Hillsboro complex and continues to evaluate potential future mining options. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

740-338-3100

Investor.relations@foresight.com

Cody.Nett@coalsource.com

Foresight Energy LP

Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$42,256	$269
Accounts receivable	26,394	32,248
Due from affiliates	21,646	49,613
Financing receivables - affiliate	3,597	3,392
Inventories, net	94,644	56,524
Prepaid royalties - affiliate	—	2,000
Deferred longwall costs	23,627	14,940
Other prepaid expenses and current assets	8,827	10,872
Contract-based intangibles	637	1,326
Total current assets	221,628	171,184
Property, plant, equipment and development, net	2,084,596	2,148,569
Financing receivables - affiliate	57,981	60,705
Prepaid royalties, net	9,211	2,678
Other assets	11,965	4,311
Contract-based intangibles	182	726
Total assets	$2,385,563	$2,388,173
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and finance lease obligations	$4,859	$53,709
Current portion of sale-leaseback financing arrangements	6,444	6,629
Accrued interest	32,976	24,304
Accounts payable	128,804	99,735
Accrued expenses and other current liabilities	55,936	67,466
Asset retirement obligations	6,578	6,578
Due to affiliates	15,220	17,740
Contract-based intangibles	6,688	8,820
Total current liabilities	257,505	284,981
Long-term debt and finance lease obligations	1,316,551	1,194,394
Sale-leaseback financing arrangements	185,983	189,855
Asset retirement obligations	39,568	38,966
Other long-term liabilities	15,845	16,428
Contract-based intangibles	62,176	66,834
Total liabilities	1,877,628	1,791,458
Limited partners' capital:
Common unitholders (80,997 and 80,844 units outstanding as of September 30, 2019 and December 31, 2018, respectively)	328,927	377,880
Subordinated unitholder (64,955 units outstanding as of September 30, 2019 and December 31, 2018)	179,008	218,835
Total partners' capital	507,935	596,715
Total liabilities and partners' capital	$2,385,563	$2,388,173

Foresight Energy LP

Consolidated Statement of Operations

(In Thousands, Except Per Unit Data)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Revenues:
Coal sales	$181,455	$291,987	$673,280	$800,366
Other revenues	1,627	1,949	5,790	5,718
Total revenues	183,082	293,936	679,070	806,084

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	93,655	133,670	349,852	391,222
Cost of coal purchased	1,990	6,312	6,455	11,969
Transportation	34,106	61,239	142,730	166,716
Depreciation, depletion and amortization	43,850	52,780	133,642	159,512
Contract amortization and write-off	(2,034)	(4,855)	(5,556)	(76,699)
Accretion on asset retirement obligations	551	558	1,654	1,848
Selling, general and administrative	6,724	10,465	23,379	28,774
Long-lived asset impairments	—	—	—	110,689
Other operating (income) expense, net	(55)	24,849	(216)	(18,782)
Operating income	4,295	8,918	27,130	30,835
Other expenses
Interest expense, net	37,225	36,619	110,553	109,327
Debt restructuring costs	1,176	—	1,176	—
Net loss	$(34,106)	$(27,701)	$(84,599)	$(78,492)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(18,923)	$(13,298)	$(44,772)	$(37,177)
Subordinated unitholder	$(15,183)	$(14,403)	$(39,827)	$(41,315)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.23)	$(0.17)	$(0.55)	$(0.47)
Subordinated unitholder	$(0.23)	$(0.22)	$(0.61)	$(0.64)

Weighted average limited partner units outstanding - basic and diluted:
Common units	80,959	80,505	80,938	79,737
Subordinated units	64,955	64,955	64,955	64,955

Distributions declared per limited partner unit	$—	$0.0565	$0.0600	$0.1695

Foresight Energy LP

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Cash flows from operating activities
Net loss	$(84,599)	$(78,492)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	133,642	159,512
Amortization of debt discount	2,157	2,015
Contract amortization and write-off	(5,556)	(76,699)
Accretion on asset retirement obligations	1,654	1,848
Equity-based compensation	700	530
Long-lived asset impairments	—	110,689
Insurance proceeds included in investing activities	—	(42,947)
Changes in operating assets and liabilities:
Accounts receivable	5,854	(3,425)
Due from/to affiliates, net	25,447	16,637
Inventories	(26,927)	(10,307)
Prepaid expenses and other assets	(5,764)	(244)
Prepaid royalties	(4,533)	2,955
Accounts payable	29,069	19,626
Accrued interest	8,672	12,932
Accrued expenses and other current and long-term liabilities	(16,062)	18,667
Other	(517)	307
Net cash provided by operating activities	63,237	133,604
Cash flows from investing activities
Investment in property, plant, equipment and development	(80,862)	(50,872)
Return of investment on financing arrangements with Murray Energy (affiliate)	2,519	2,394
Insurance proceeds	—	42,947
Net cash used in investing activities	(78,343)	(5,531)
Cash flows from financing activities
Borrowings under revolving credit facility	133,000	50,000
Payments on revolving credit facility	(13,000)	(22,000)
Payments on long-term debt and finance lease obligations	(48,850)	(93,877)
Distributions paid	(4,856)	(13,574)
Payments on sale-leaseback and short-term financing arrangements	(9,201)	(7,731)
Net cash provided by (used in) financing activities	57,093	(87,182)
Net increase in cash and cash equivalents	41,987	40,891
Cash and cash equivalents, beginning of period	269	2,179
Cash and cash equivalents, end of period	$42,256	$43,070

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Three Months Ended June 30, 2019	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Net loss	$(34,106)	$(27,701)	$(33,672)	$(84,599)	$(78,492)
Interest expense, net	37,225	36,619	36,618	110,553	109,327
Depreciation, depletion and amortization	43,850	52,780	43,244	133,642	159,512
Accretion on asset retirement obligations	551	558	552	1,654	1,848
Contract amortization and write-off	(2,034)	(4,855)	(1,836)	(5,556)	(76,699)
Equity-based compensation	233	178	234	700	530
Debt restructuring costs	1,176	—	—	1,176	—
Long-lived asset impairments	—	—	—	—	110,689
Adjusted EBITDA	$46,895	$57,579	$45,140	$157,570	$226,715

Operating Metrics (In Thousands, Except Per Ton Data)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Three Months Ended June 30, 2019	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Produced tons sold	4,632	6,000	4,960	15,238	16,978
Purchased tons sold	42	143	45	137	272
Total tons sold	4,674	6,143	5,005	15,375	17,250

Tons produced	4,968	6,167	5,416	16,449	17,252

Coal sales realization per ton sold(1)	$38.82	$47.53	$44.85	$43.79	$46.40
Cash cost per ton sold(2)	$20.22	$22.28	$24.64	$22.96	$23.04
Netback to mine realization per ton sold(3)	$31.53	$37.56	$34.90	$34.51	$36.73

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.